SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)

Filed  by  the  Registrant    /X/
Filed  by  a  party  other  than  the  Registrant     /   /

Check  the  appropriate  box:

/   /     Preliminary  Proxy  Statement
/   /     Confidential,  for  Use  of  the Commission Only (as permitted by Rule
          14a-6(e)(2))
/   /     Definitive  Proxy  Statement
/ X /     Definitive  Additional  Materials
/   /     Soliciting  Material  Pursuant  to  Rule  14a-12


                            MERCER INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

/ X /     No  fee  required.

/   /     Fee  computed  on  table  below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          (1)  Title of each  class  of securities to which transaction applies:

          (2)  Aggregate number of  securities  to  which  transaction  applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed  maximum  aggregate  value  of  transaction:

          (5)  Total  fee  paid:

/   /     Fee  paid  previously  with  preliminary  materials.

/   /     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount  Previously  Paid:

          (2)  Form,  Schedule  or  Registration  Statement  No.:

          (3)  Filing  Party:

          (4)  Date  Filed:

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                            MERCER INTERNATIONAL INC.



June  9,  2004


Dear  Shareholders  of  Mercer  International  Inc.:

At our 2004 annual meeting to be held on June 14, 2004, you will be asked to approve a new 2004 Stock Incentive Plan which has been adopted by our board of trustees. A copy of the plan is set out as an appendix to our definitive proxy statement relating to the meeting, which has been delivered to our shareholders. The company has made a minor amendment to section 7(j) of the plan to clarify the scope of any modifications to options granted under the plan. At the meeting, we will be asking shareholders to approve the plan in the form delivered to shareholders with this minor amendment. The following is the text of section 7(j) of the plan as amended:

"(j)   MODIFICATION,  EXTENSION AND RENEWAL OF OPTIONS. Within the limitations of the Plan, including the provisions of section 7(c) of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially adversely affect his or her rights or obligations under such Option or reduce the Exercise Price of any Options below the Exercise Price on the date of grant other than for adjustments resulting from subdivisions or consolidations of Shares, dividends payable in Stock, recapitalizations, spin-offs or similar occurrences as provided for in section 10(a) hereof."

A copy of the plan containing the amendment described above will be available for inspection by shareholders at the meeting.

Yours  truly,

MERCER  INTERNATIONAL  INC.

/s/ David M. Gandossi

David  M.  Gandossi
Secretary



          14900 Interurban Avenue South, Suite 282, Seattle, WA 98168
                            Telephone: (206) 674-4639